Exhibit 4.3

Permanent Global Certificate

ANY “UNITED STATES PERSON” WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE INCOME TAX LAWS OF THE UNITED STATES OF AMERICA INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165 (j) AND 1287 (a) OF THE INTERNAL REVENUE CODE OF 1986 OF THE UNITED STATES OF AMERICA, AS AMENDED.

PERMANENT GLOBAL CERTIFICATE

CHF 350,000,000 1.000 per cent. Notes due 2025 (the “Notes”)

Teva Pharmaceutical Finance Netherlands IV B.V.

Piet Heinkade 107, 1019 GM Amsterdam

unconditionally and irrevocably guaranteed by

Teva Pharmaceutical Industries Limited

5 Basel St, Petach Tivka 49131, Israel

Permanent Global Certificate

of

CHF 350,000,000

(No. 1)

Teva Pharmaceutical Finance Netherlands IV B.V. (the “Issuer”) owes to BNP Paribas (Suisse) SA (“BNPP”) on behalf of the holders of the Notes, upon presentation and surrender of this permanent global certificate (the “Permanent Global Certificate”), the amount of CHF 350,000,000 (three hundred fifty million Swiss Francs) and interest at 1.000 per cent. per annum, in accordance with the Note purchase and paying agency agreement dated 26 July 2016 between the Issuer and Teva Pharmaceutical Industries Limited (the “Guarantor”), on the first part, and, inter alia, BNP Paribas (Suisse) SA (“BNPP”), Barclays Bank (“Barclays”), Credit Suisse AG (“CS”), HSBC Bank plc (“HSBC”), Merrill Lynch International (“Merrill Lynch”) and Mizuho International plc (“Mizuho”, and together with BNPP, Barclays, CS, HSBC, Merrill Lynch and any other bank, the “Managers”), on the second part (the “Agreement”), and pursuant to the Terms of the Notes set forth in Annex A to the Agreement.

The Notes and Coupons (the “Coupons”) and all rights and obligations in connection therewith are documented solely by this Permanent Global Certificate. Each holder of Notes (“Noteholder” or “Noteholders”) and holder of Coupons (the “Couponholder” or “Couponholders”) retains a co-ownership interest (Miteigentumsanteil) in this Permanent Global Certificate to the extent of his claim against the Issuer, provided that for so long as this Permanent Global Certificate remains deposited with the Intermediary (as defined below), the co-ownership interest shall be suspended and the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee. Except as provided below, no printing and delivery of definitive Notes will occur. Noteholders do not have the right to request the printing and delivery of definitive Notes.

This Permanent Global Certificate will be deposited by BNPP with SIX SIS Ltd or any other intermediary in Switzerland recognised for such purposes by SIX Swiss Exchange Ltd (SIX SIS Ltd or any such other intermediary, the “Intermediary”). Once the Permanent Global Certificate is deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (Bucheffekten) (“Intermediated Securities”) in accordance with the provisions of the Swiss Federal Intermediated Securities Act.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the Noteholders will be the persons holding the Notes in a securities account (Effektenkonto) in their own name and for their own account, or in case of intermediaries (Verwahrungsstellen), the intermediaires holding the Notes for their own account in a securities account (Effektenkonto) which is in their name.

Should BNPP deem the printing of definitive Notes to be necessary or useful, or if the presentation of definitive Notes and Coupons is required by Swiss or foreign laws or regulations in connection with the enforcement of rights (e.g. in cases of bankruptcy, consolidation or reorganization of the Issuer), BNPP will provide for such printing without cost to the Noteholders and Couponholders. Should definitive Notes and Coupons be printed, BNPP will then exchange the Permanent Global Certificate (deposited as above provided) as soon as possible against the definitive Notes and Coupons. The Issuer has irrevocably authorized BNPP to provide for the printing of definitive Notes and Coupons on its behalf. Upon delivery of the definitive Notes and Coupons, the Permanent Global Certificate will immediately be cancelled by BNPP and the definitive Notes and Coupons shall be delivered to the Noteholders against cancellation of the Notes in the Noteholders’ securities account.

Swiss Security Number: 33382750	ISIN: CH0333827506	Common Code: 145981271

New York, as of 28 July 2016

Teva Pharmaceutical Finance Netherlands IV B.V.

By:	/s/ Eyal Desheh
Name:	Eyal Desheh
Title:	Attorney-in-Fact

By:	/s/ Eyal Rubin
Name:	Eyal Rubin
Title:	Attorney-in-Fact

This Permanent Global Certificate becomes valid only if duly countersigned by BNP Paribas (Suisse) SA as principal paying agent.

BNP Paribas (Suisse) SA

By:	/s/ Cyrille Fluck
Name:	Cyrille Fluck
Title:	Executive Officer

By:	/s/ Jacqueline Morard
Name:	Jacqueline Morard
Title:	Executive Officer

2025 Notes

Terms of the Notes

The terms and conditions (each a “Condition”, and together the “Terms of the Notes”) of the Swiss Francs (“CHF”) 350,000,000 1.000 per cent. notes due 2025 issued by Teva Pharmaceutical Finance Netherlands IV B.V., incorporated under the laws of the Netherlands, having its registered office at Piet Heinkade 107, 1019 GM, Amsterdam, Netherlands (the “Issuer”), unconditionally and irrevocably guaranteed by Teva Pharmaceutical Industries Limited, incorporated under the laws of Israel, having its registered office at 5 Basel St, Petach Tivka 49131, Israel (the “Guarantor”), benefiting from the security described in Condition 15 below, under a note purchase and paying agency agreement (the “Agreement”) dated 26 July 2016 between the Issuer and the Guarantor on the one hand, and, inter alia, BNP Paribas (Suisse) SA, 2, place de Hollande, 1204 Geneva, Switzerland (“BNPP”), Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London, E14 4BB, United Kingdom (“Barclays”), Credit Suisse AG, Paradeplatz 8, 8001 Zurich, Switzerland (“CS”), HSBC Bank plc, 8 Canada Square, Canary Wharf, London E14 5HQ, United Kingdom (“HSBC”), Merrill Lynch International, 2 King Edward Street, London, EC1A 1HQ, United Kingdom (“Merrill Lynch”), and Mizuho International plc, Mizuho House, 30 Old Bailey, London, EC4M 9JA, United Kingdom (“Mizuho” and collectively with Barclays, Merrill Lynch, BNPP, CS, HSBC, the “Joint Lead Managers” or together with any other bank, the “Managers”), on the other hand, are as set forth hereafter. For the purposes of this section “Terms of the 2025 Notes,” the term “Notes” refers to the 1.000% Notes due 28 July 2025.

1.	AMOUNT / FORM OF THE NOTES / DENOMINATION / CUSTODIANSHIP / PRINTING AND DELIVERY OF THE NOTES AND COUPONS

(a)	The Notes are issued in the initial aggregate principal amount of CHF 350,000,000. The Notes will be in the denomination of CHF 5,000 per Note and integral multiples thereof. The Issuer reserves the right to reopen (the “Reopening”) and increase the aggregate principal amount of the Notes at any time and without prior consultation or permission of the Noteholders through the issuance of further Notes which will be fungible with the Notes (i.e. identical especially in respect of the Terms of the Notes, security number, final maturity and interest rate).

At the time of subscribing to a Reopening, a subscriber shall pay the Issuer an amount equal to the interest accrued during the period from the Interest Payment Date immediately preceding the date of the Reopening or, if the Reopening is effected prior to the first Interest Payment Date, the Closing Date (as defined in Condition 2 below), to the date of such Reopening on each Note it has subscribed to.

(b)	The Notes and coupons (the “Coupons”) and all rights and obligations in connection therewith are documented solely in form of a permanent global certificate (Globalurkunde) in accordance with Article 973b of the Swiss Federal Code of Obligations (the “Permanent Global Certificate”) as per Annex D of the Agreement. Each holder of Notes (the “Noteholder”) and Coupons (the “Couponholder”) retains a co-ownership interest (Miteigentumsanteil) in the Permanent Global Certificate to the extent of his claim against the Issuer, provided that for so long as the Permanent Global Certificate remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes and Coupons may only be transferred by the entry of the transferred Notes in a securities account of the transferee. Except as provided for below, no printing and delivery of definitive Notes will occur. The Noteholders do not have the right to request the printing and delivery of definitive Notes.

(c)	The Permanent Global Certificate will be deposited by the Principal Paying Agent with SIX SIS Ltd. (“SIS”) or any other intermediary in Switzerland recognized for such purposes by SIX Swiss Exchange Ltd. (“SIX”) (SIS or any such other intermediary, the “Intermediary”). Once the Permanent Global Certificate is deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (Bucheffekten) (“Intermediated Securities”) in accordance with the provisions of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz).

(d)	The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the Noteholders will be the persons holding the Notes in a securities account (Effektenkonto) in their own name, or in case of intermediaries (Verwahrungsstellen), the intermediaires holding the Notes for their own account in a securities account (Effektenkonto) which is in their name.

(e)	Should the definitive Notes be printed, the Notes shall be evidenced by bearer Notes in the denomination of CHF 5,000 or CHF 100,000 or CHF 1,000,000 with Coupons attached.

(f)	Should the Principal Paying Agent deem the printing of definitive Notes with Coupons attached to be necessary or useful, or if the presentation of definitive Notes and Coupons is required by Swiss or foreign laws or regulations in connection with the enforcement of rights (e.g. in cases of bankruptcy, consolidation or reorganization of the Issuer), the Principal Paying Agent will provide for such printing without cost to the Noteholders. Should definitive Notes with Coupons attached be printed, the Principal Paying Agent will then exchange the Permanent Global Certificate (deposited as above provided) as soon as possible against the definitive Notes. The Issuer has irrevocably authorized the Principal Paying Agent to provide for the printing of definitive Notes with Coupons attached on its behalf. Upon delivery of the definitive Notes with Coupons attached, the Permanent Global Certificate will immediately be cancelled by the Principal Paying Agent and the definitive Notes with Coupons attached shall be delivered to the Noteholders against cancellation of the Notes in the Noteholders’ securities account.

2.	INTEREST

Unless previously redeemed, purchased or cancelled as provided below, from 28 July 2016 (the “Closing Date”) until the Maturity Date (as defined in Condition 3), the Notes will bear interest from and including the Closing Date up to but excluding the first Interest Payment Date and thereafter from and including each Interest Payment Date up to but excluding the next following Interest Payment Date (each such period commencing on and including an Interest Payment Date and ending on but excluding the next following Interest Payment Date, an “Interest Period”).

Interest is payable annually in arrears on 28 July of each year, commencing on 28 July 2017 (each an “Interest Payment Date”). For this purpose the Notes are furnished with annual Coupons, the first of which will become due and payable on 28 July 2017. Interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months.

In case the Interest Payment Date falls on a day which is not a Business Day, interest is payable on the next Business Day.

3.	REDEMPTION AND PURCHASE

(a)	At maturity

Unless previously redeemed, purchased or cancelled as provided below, the Issuer will redeem the Notes at their principal amount on 28 July 2025 (the “Maturity Date”), without any previous notice (such redemption of any Note on the Maturity Date, as well as any early redemption in accordance with this Condition 3 or with Condition 9, referred to hereafter as “Redemption”).

(b)	For taxation reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 (thirty) nor more than 60 (sixty) days’ notice (a “Tax Redemption Notice”) in accordance with Condition 11 (which notice shall be irrevocable), at their principal amount on the date of redemption (the “Tax Redemption Date”) plus accrued interest up to but excluding the Tax Redemption Date, if any, if (A) the Issuer or the Guarantor, as the case may be, has or will become obliged to pay Additional Amounts as provided or referred to in Condition 6, and (B) prior to the publication of a Tax

Redemption Notice the Issuer or the Guarantor, as the case may be, delivers to the Principal Paying Agent a certificate signed by two authorized signatories of the Issuer or the Guarantor, as the case may be, stating that such obligation cannot be avoided by the Issuer or the Guarantor, as the case may be, taking reasonable measures available to it; provided that no Tax Redemption Notice shall be given earlier than 90 (ninety) days prior to the earliest date on which the Issuer or the Guarantor, as the case may be, would be obliged to pay such Additional Amounts on a payment in respect of the Notes (or, as the case may be, the Guarantee) then due. The Principal Paying Agent shall be entitled to accept such certificate delivered to it by the Issuer or the Guarantor pursuant to (B) above as sufficient evidence of the satisfaction of the condition precedent set out in (A) above in which event it shall be conclusive and binding on the Noteholders and Couponholders.

If the Issuer gives a Tax Redemption Notice, each Noteholder will have the right to elect that his Note(s) shall not be redeemed in which case the obligation of the Issuer and the Guarantor to pay Additional Amounts in accordance with Condition 6 shall not apply in respect of any payment of the principal amount or other amount to be made in respect of such Note(s) which falls due after the Tax Redemption Date and payment of all amounts after the Tax Redemption Date by the Issuer and the Guarantor shall be made subject to the deduction or withholding of the relevant tax required to be withheld or deducted. To exercise his rights under this paragraph, the relevant Noteholder must deposit for all or any of the Notes held by such Noteholder at his own expense a duly completed and signed notice in a form satisfactory to the Principal Paying Agent with the Principal Paying Agent on or before the day falling 20 (twenty) days prior to the Tax Redemption Date. All Notes in respect of which no such notice of exercise will have been deposited will be redeemed in accordance with the preceding paragraph of this Condition 3(b).

The Notes called for redemption under this Condition 3(b) shall cease to bear interest from the date fixed for such redemption. They must be presented for repayment, in the case definitive Notes were printed with all unmatured Coupons attached; the amount of missing Coupons will be deducted from the amount due for repayment, but such Coupons shall be paid upon subsequent presentation provided they have not become unenforceable in accordance with Swiss law as specified in Condition 5 hereof.

(c)	Purchase

The Issuer, the Guarantor or any of their respective subsidiaries may at any time purchase Notes in the open market or otherwise and at any price. Any purchase shall be made in accordance with applicable laws or regulations, including applicable stock exchange regulations. Notes so purchased by the Issuer may be held or resold or surrendered for cancellation. If purchases are made by public tender, such tender must be available to all Noteholders alike.

(d)	Cancellation

All Notes which are redeemed or surrendered shall forthwith be cancelled. All Notes so cancelled shall be forwarded to the Principal Paying Agent and cannot be reissued or resold.

(e)	Notice

Where the provisions of this Condition 3 provide for the giving of a notice by the Issuer to the Principal Paying Agent, such notice shall be irrevocable and shall be deemed to be validly given if made in writing with all required information to the Principal Paying Agent within the prescribed time limit. Such notices shall be announced to the Noteholders as soon as practicable pursuant to Condition 11.

(f)	Special Mandatory Redemption

If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement, dated as of July 26, 2015, entered into by the Guarantor with Allergan plc (the “Master Purchase Agreement”) to acquire its worldwide generic pharmaceuticals business and certain other assets, is terminated at any time prior thereto, the Issuer will be required to redeem all of the Notes on the Special Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed (the “Special Redemption Price”), plus accrued and unpaid interest, if any, from the date of initial issuance of the Notes up to, but not including, the Special Redemption Date.

The “Special Redemption Date” means the date fixed for any Special Mandatory Redemption in a Special Mandatory Redemption Notice (as defined below).

Teva Finance will cause the notice of the event (the “Special Mandatory Redemption Notice”) to be mailed, with a copy to the Principal Paying Agent, to each holder of Notes being redeemed at its registered address within five Business Days after the occurrence of the event triggering the Special Mandatory Redemption. If funds sufficient to pay the Special Redemption Price of all Notes to be redeemed on the Special Redemption Date are deposited with the Principal Paying Agent on or before such Special Redemption Date, plus accrued and unpaid interest, if any, to, but not including, the Special Redemption Date, the Notes to be redeemed will cease to bear interest and all rights under the Notes shall terminate (other than in respect of the right to receive the Special Redemption Price, plus accrued and unpaid interest, if any). The Special Mandatory Redemption Notice will specify the Special Redemption Date, which date may not be any later than the 25th day (or, if such day is not a Business Day, the first Business Day thereafter) from the date of such Special Mandatory Redemption Notice. The provisions related to our obligation to redeem the Notes in a Special Mandatory Redemption may not be waived or modified for any series of the Notes without the written consent of holders of at least a majority in principal amount of the series of Notes subject to such waiver or modification.

Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to the Special Redemption Date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the Terms of the Notes and the Guarantee.

Upon the occurrence of the closing of the Actavis Generics acquisition, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

4.	PAYMENTS

The amounts required for the maturing payments on the Notes and Coupons and any other payments in cash to be made on the Notes under these Terms of the Notes will be made available in good time in freely disposable CHF which will be placed at the free disposal of BNPP (the “Principal Paying Agent”) on behalf of the Noteholders, irrespective of any present or future transfer restrictions and notwithstanding of any bilateral or multilateral payment or clearing agreement which may be applicable at the time of such payments. If the due date for any payment by the Issuer does not fall on a Business Day, the Issuer undertakes to effect payment for value the Business Day immediately following such due date and the Noteholders will not be entitled to any additional sum in relation thereto.

Upon receipt of the funds, the Principal Paying Agent will arrange for payment to the Noteholders in accordance with the Terms of the Notes.

The Issuer undertakes that payments shall be made to the Principal Paying Agent in freely disposable CHF without collection cost to the Noteholders, and, unless otherwise provided for by applicable law, without any restrictions and whatever the circumstances may be, irrespective of nationality, residence or domicile of the Noteholders and without requiring any affidavit or the fulfilment of any other formality, at the counters of the Principal Paying Agent in Geneva, Switzerland.

The receipt by the Principal Paying Agent of funds in CHF in Switzerland from the Issuer shall release the Issuer from its obligations under the Notes to the extent of the amounts received by the Principal Paying Agent. This is subject to the following:

(a)	In the event that it is impossible for the Issuer to make payment as set out above without violating laws or mandatory regulations, then the Issuer will inform the Principal Paying Agent of this fact as soon as it has become aware thereof, but in no event later than 15 (fifteen) Business Days prior to the due date for making any payment. The Issuer shall then at the option of the Principal Paying Agent and as the Principal Paying Agent shall specify to the Issuer not less than 10 (ten) Business Days prior to the relevant payment date, make payment either (i) in CHF at such place as the Principal Paying Agent shall have specified in any country of the European Economic Area (“EEA”) or in Switzerland, or (ii) in any other currency such as Euro or U.S. Dollars (the “Currency”) at such place as the Principal Paying Agent shall have specified, in either case in such manner as shall not involve violation of any law or mandatory regulation.

(b)	If the Principal Paying Agent fails to exercise its option under paragraph (a) or if none of the alternatives under paragraph (a) are available without violation of any law or mandatory regulation, the Issuer shall make payment in any Currency to the Principal Paying Agent or any of its affiliates for the benefit of the Noteholders.

The amount of any payment in the respective Currency pursuant to paragraphs (a) and (b) shall be determined by converting the amount of the payment due in CHF into the respective Currency at the rate of exchange for wholesale purchases in effect at the close of business in Geneva on the Business Day immediately prior to the payment date of the respective Currency with CHF determined by the Principal Paying Agent. The receipt by the Principal Paying Agent of the due and punctual payment of the funds in CHF as above provided shall release the Issuer of its obligations under the Notes for the payment of principal and interest due on the respective payment dates to the extent of such payments.

In case of redemption of the Notes, the Notes shall be redeemable at the nominal value printed thereon upon their surrender in freely disposable CHF without collection costs to the Noteholders without any restrictions and whatever the circumstances may be, irrespective of nationality, domicile or residence of the Noteholders or Couponholders and without requiring any certification, affidavit or the fulfillment of any other formality other than the ordinary anti-money laundering requirements at the counters in Switzerland of the Principal Paying Agent and CS (together with the Principal Paying Agent, the “Paying Agents”).

5.	STATUTE OF LIMITATIONS

Claims for payment of the principal amount cease to be enforceable by legal action in accordance with the applicable Swiss statute of limitations, presently after 10 (ten) years in case of claims for the principal amount from their relevant due date for payment. Claims for payments of Coupons cease to be enforceable by legal action in accordance with the applicable Swiss statute of limitations, presently after 5 (five) years from their relevant due dates for payment.

6.	TAXATION

Payments in respect of the Notes will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Netherlands, Switzerland or Israel, as the case may be, or any political subdivision thereof or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law.

In the event that any such payments in respect of the Notes shall be made subject to withholding or deduction for any such relevant taxes, duties, assessments or governmental charges so required by law, the Issuer shall, to the fullest extent then permitted by law, remit to the Principal Paying Agent such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by the Principal Paying Agent on behalf of the Noteholders shall equal the respective amounts which would otherwise have been receivable by the Principal Paying Agent in respect of the Notes in the absence of such withholding or deduction. However, no such Additional Amounts shall be payable on account of any taxes, duties or governmental charges which:

(a)	are payable by reason of a Noteholder having, or having had, some personal, business or other connection with the Netherlands, Switzerland or Israel and not merely by reason of the holding of the Notes; or

(b)	are payable on account of any taxes or duties which are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement on the taxation of savings income entered into by non-EU Member States (including Switzerland) with a view to implementing such Directive; or

(c)	are payable or required to be withheld or deducted pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those set forth (i) in the Council Directive 2003/48/EC or (ii) any potential future Swiss legislation, in particular the principle to have a person other than the Issuer withhold or deduct the tax, such as, without limitation, any paying agent; or

(d)	are payable or required to be withheld or deducted based on an applicable treaties on final withholding taxes entered into by Switzerland with the United Kingdom and Austria (each a “Bilateral Agreement on Final Withholding”); or

(e)	are payable by reason of a change in law that becomes effective more than 30 (thirty) days after the relevant payment becomes due, or is duly provided for and notice thereof is published in accordance with Condition 11, whichever occurs later.

7.	STATUS OF THE NOTES / STATUS OF THE GUARANTEE

The Notes and the Coupons constitute direct, unconditional and unsubordinated obligations of the Issuer and rank and will rank pari passu and without any preference among themselves and equally and rateably with all unsecured present or future Indebtedness of the Issuer.

The payment of principal and interest in respect of the Notes has been unconditionally and irrevocably guaranteed by the Guarantor pursuant to Condition 15 below. The obligations of the Guarantor under the Guarantee (as defined in Condition 15 below) constitute direct, unconditional, unsubordinated and (subject to Condition 8 below) unsecured obligations of the Guarantor and (subject as aforesaid) rank and will rank pari passu with all other present and future unsecured and unsubordinated obligations of the Guarantor, save for such obligations as may be preferred by statute, all limited by provisions of law that are both mandatory and of general application.

8.	NEGATIVE PLEDGE

The Guarantor shall not, and shall not permit any subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, upon any of its property or assets (including any Shares or Indebtedness of any subsidiary), whether owned or leased on the date of issuance of the Notes or hereafter acquired, to secure any Indebtedness incurred by the Guarantor or any subsidiary, without in any such case providing that all of the Notes outstanding shall be secured equally and rateably with, or prior to, such Indebtedness for so long as such Indebtedness shall be so secured unless, after giving effect to such Lien, the aggregate amount of secured Indebtedness of the Guarantor then outstanding (excluding Indebtedness secured solely by Permitted Liens) plus the value of all Sale-Leaseback Transactions then outstanding would not exceed 10% of the Guarantor’s Consolidated Net Worth.

For the purpose of this Condition 8, the term “value” shall mean, with respect to a Sale-Leaseback Transaction, as of any particular time an amount equal to the greater of (i) the net proceeds of sale of the property leased pursuant to such Sale-Leaseback Transaction, or (ii) the fair value of such property at the time of entering into such Sale-Leaseback Transaction as determined by the board of directors of the Guarantor or the applicable subsidiary, in each case multiplied by a fraction of which the numerator is the number of full years of remaining term of the lease (without regard to renewal options) and the denominator is the number of full years of the full term of the lease (without regard to renewal options).

9.	EVENTS OF DEFAULT

BNPP in its capacity as Noteholder Representative (the “Noteholder Representative”) has the right but not the obligation, on behalf of the Noteholders, to declare to the Issuer and the Guarantor all outstanding Notes to be immediately due at 100 (one-hundred) per cent. of par value plus accrued interest up to but excluding such due date if the following events shall have occurred and be continuing (each such event an “Event of Default”):

(i)	Non-payment: in the event of default in any payment of principal of, or interest on, any Note, including the payment of any Additional Amounts, when and as the same shall become due and payable, if such default shall not have been cured within 15 (fifteen) days after receipt by the Issuer or the Guarantor of a written notice thereof from the Principal Paying Agent; or

(ii)	Breach of Other Obligation: in the event of default by the Issuer or the Guarantor in the due performance of any other provision of the Notes, if such default shall not have been cured within 30 (thirty) days after receipt by the Issuer or the Guarantor of a written notice of default given by the Principal Paying Agent; or

(iii)	Guarantor Default: the obligations of the Guarantor under the Guarantee are not (or are claimed by or on behalf of the Guarantor not to be) in full force and effect other than in accordance with the terms of the Guarantee; or

(iv)	Cross-Default: in the event that any other Indebtedness of the Issuer or the Guarantor for borrowed money in excess of USD 250 million or its equivalent in any other currency or currencies becomes due and payable prior to the stated maturity thereof as a result of a default thereunder, or any such Indebtedness is not paid at the maturity thereof after the expiry of any applicable grace period thereof unless in any such event, the Issuer or, as applicable, the Guarantor, has disputed in good faith that such Indebtedness is due and payable and such dispute has been submitted to a competent court or such other competent forum for the dispute concerned, in which case default in payment shall not constitute a cross-default hereunder so long as the dispute shall not have been finally adjudicated (each a “Cross-Default”); or

(v)	Voluntary Settlement: the Issuer, the Guarantor or any Material Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)	institutes proceedings seeking a judgment of insolvency or bankruptcy or any similar relief;

(b)	consents to the entry of an order for relief against it in bankruptcy proceedings ordered by a court;

(c)	consents to the appointment of a Receiver or for any substantial part of its property; or

(d)	makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency; or

(vi)	Bankruptcy Proceedings: a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Issuer, the Guarantor or any Material Subsidiary in an involuntary case;

(b)	appoints a Receiver of the Issuer, the Guarantor or any Material Subsidiary or for any substantial part of its property; or

(c)	orders the winding up or liquidation of the Issuer, the Guarantor or any Material Subsidiary; or

any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 (sixty) days.

The Issuer shall inform the Noteholder Representative without delay in the event that any Event of Default has occurred and provide the Noteholder Representative with all necessary documents in connection therewith. The Issuer accepts responsibility for the information contained in those documents.

Furthermore, a notice of such Event of Default shall be published in the manner described in Condition 11 as soon as practicable after the Noteholder Representative served a written notice of default to the Issuer.

10.	SUBSTITUTION OF THE ISSUER

The Issuer may at any time be substituted by any company of which all shares carrying voting rights are directly or indirectly held by the Guarantor in respect of all rights and obligations arising under or in connection with the Notes and Coupons (the “New Issuer”), provided that:

(a)	the New Issuer is in the reasonable opinion of the Noteholder Representative in a position to fulfil all payment obligations arising from or in connection with the Notes in CHF without any need to deduct or withhold any taxes or duties at source and to transfer without restriction all amounts required to be paid under the Notes to the Principal Paying Agent and the interests of the Noteholders and Couponholders are adequately protected in the reasonable opinion of the Noteholder Representative;

(b)	the New Issuer shall not be deemed resident in Switzerland for tax purposes; and

(c)	the Guarantor has issued an irrevocable and unconditional Guarantee as per Article 111 of the Swiss Federal Code of Obligations in respect of the obligations of the New Issuer under the Notes and in form and content satisfactory to the Noteholder Representative.

In the event of a substitution of the Issuer, notice of such substitution shall be made as soon as practicable after the Noteholder Representative has accepted the New Issuer. Any such notice shall be made in accordance with the provisions of Condition 11 below.

In the event of such substitution, any reference in the Terms of the Notes to the Issuer shall be deemed to refer to the New Issuer and any reference to the Netherlands (as far as made in connection with the Issuer) shall be deemed to refer to the country in which the New Issuer has its domicile or is deemed resident for tax purposes, as the case requires.

11.	NOTICES

All notices regarding the Notes and the Coupons shall be published by BNPP on behalf of, and in accordance with directions by and at the expense of the Issuer in due time and shall be valid if published (i) by means of electronic publication on the internet site of SIX (http://www.six-swiss-exchange.com, where notices are currently published under the address https://www.six-exchange-regulation.com/en/home/publications/official-notices.html) or (ii) otherwise in accordance with the regulations of the SIX.

12.	LISTING

Application shall be made for the admission to trading and listing of the Notes according to the standard for bonds on SIX for the whole duration of the Notes.

13.	CURRENCY INDEMNITY

If any payment obligation of the Issuer in favour of the Noteholders or Couponholders under these Terms of the Notes, as the case may be, has to be converted from CHF into a currency other than CHF (to obtain a judgment, execution, or for any other reason), the Issuer undertakes as a separate and independent obligation to indemnify the Noteholders or Couponholders, as the case may be, for any shortfall caused by fluctuations of the exchange rates applied for such conversion. The rates of exchange to be applied in calculating such shortfall shall be the Principal Paying Agent’s spot rates of exchange prevailing between CHF and the currency other than CHF on the date on which such conversions are necessary.

14.	REPLACEMENT OF NOTES AND COUPONS (IF SUCH ARE PRINTED)

Notes or Coupons which, in the case definitive Notes are printed, are mutilated, stolen, lost or destroyed may be replaced at the principal office of the Principal Paying Agent in Geneva, Switzerland, against payment of such costs as may be incurred in connection therewith and on such terms as to evidence (including, in the case of stolen, lost or destroyed Notes and Coupons, surrender of a copy (certified in a manner satisfactory to the Issuer and the Principal Paying Agent) of the final and conclusive judgment of cancellation from the competent courts as specified in Condition 16 below) and such indemnity as the Issuer and the Principal Paying Agent may require and, in the case of mutilation, upon surrender of the mutilated Notes or Coupons.

15.	GUARANTEE

As security for the Notes, the Guarantor has issued the following unconditional and irrevocable Guarantee.

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GUARANTEE

1.000% Notes due 28 July 2025

(in the meaning of Article 111 of the Swiss Federal Code of Obligations, the “Guarantee”)

dated as of 28 July 2016

by

Teva Pharmaceutical Industries Limited

5 Basel St

Petach Tivka 4951033

Israel

1.	Being informed that Teva Pharmaceutical Finance Netherlands IV B.V., Piet Heinkade 107, 1019 GM Amsterdam, The Netherlands (the “Issuer”), issued and sold 1.000 per cent. notes (the “Notes”) in the aggregate principal amount of CHF 350,000,000 due 2025, Teva Pharmaceutical Industries Limited, 5 Basel St, Petach Tivka 4951033, Israel (the “Guarantor”), herewith irrevocably and unconditionally guarantees to the holders of the Notes (the “Noteholders”) in accordance with Article 111 of the Swiss Federal Code of Obligations (“CO”), irrespective of the validity of the Notes and the Note Purchase and Paying Agency Agreement (the “Agreement”), and waiving all rights of objection and defence arising from the Notes and the Agreement, the due payment of the amounts payable by the Issuer under and pursuant to the Terms of the Notes (including, without limitation, any Additional Amount). Accordingly, the Guarantor agrees to pay to BNP Paribas (Suisse) SA, 2, place de Hollande, 1204 Geneva, Switzerland, in its capacity as principal paying agent (the “Principal Paying Agent”) in respect of the Notes, on behalf of the Noteholders, within 7 days after the receipt by the Guarantor of the Principal Paying Agent’s first written demand for payment and the Principal Paying Agent’s confirmation in writing that an amount has become due and payable under the Notes which is equivalent to the amount claimed under the Guarantee and has remained unpaid on the due date, any amount up to 110 (one-hundred ten) per cent. of the aggregate principal amount of the Notes outstanding from time to time, covering principal, interest to the date such payment, any Additional Amounts (if any) and any other amounts in relation to the Notes (if any) payable by the Issuer under and pursuant to the Terms of the Notes.

2.	Upon payment by the Guarantor of any sum under the Guarantee, the Guarantor shall be subrogated to all rights of the Noteholders against the Issuer in respect of any amounts paid to the Principal Paying Agent on behalf of the Noteholders by the Guarantor under the provisions of this Guarantee, provided, however, that the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until the principal amount and interests on such Notes and Additional Amounts, if any, have been paid in full.

3.	All payments in respect of the Notes by the Guarantor under this Guarantee to the Principal Paying Agent acting on behalf of the Noteholders shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Netherlands, Switzerland or Israel, as the case may be, or any political subdivision thereof or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law.

In the event that any payments by or on behalf of the Guarantor to the Principal Paying Agent shall be made subject to withholding or deduction for any such relevant taxes, duties, assessments or governmental charges so required by law, such additional amounts (the “Additional Amounts”) shall be payable by the Guarantor as may be necessary in order that the net amounts received by the Principal Paying Agent on behalf of a Noteholder after such withholding or deduction shall equal the respective amounts which would otherwise have been receivable by the Principal Paying Agent in respect of the relevant Notes in the absence of such withholding or deduction. However, no such Additional Amounts shall be payable on account of any taxes, duties or governmental charges which:

(i)	are payable by reason of a Noteholder having, or having had, some personal, business or other connection with the Netherlands, Switzerland or Israel and not merely by reason of the holding of the Notes; or

(ii)	are payable on account of any taxes or duties which are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement on the taxation of savings income entered into by non-EU Member States (including Switzerland) with a view to implementing such Directive; or

(iii)	are payable or required to be withheld or deducted pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those set forth (i) in the Council Directive 2003/48/EC or (ii) any potential future Swiss legislation, in particular the principle to have a person other than the Issuer withhold or deduct the tax, such as, without limitation, any paying agent; or

(iv)	payable or required to be withheld or deducted based on an applicable treaties on final withholding taxes entered into by Switzerland with the United Kingdom and Austria (each a “Bilateral Agreement on Final Withholding”); or

(v)	are payable by reason of a change in law that becomes effective more than 30 (thirty) days after the relevant payment becomes due, or is duly provided for and notice thereof is published in accordance with Condition 11 of the Terms of the Notes, whichever occurs later.

4.	The Guarantee constitutes a direct, unconditional and unsecured obligation of the Guarantor and ranks and will rank pari passu with all other outstanding unsecured and unsubordinated obligations of the Guarantor, present and future, save for such obligations as may be preferred by statute, all limited by provisions of law that are both mandatory and of general application..

5.

The Guarantor shall not, and shall not permit any subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, upon any of its property or assets (including any Shares or Indebtedness of any subsidiary), whether owned or leased on the date of issuance of the Notes or hereafter acquired, to secure any Indebtedness incurred by the Guarantor or any subsidiary, without in any such case providing that all of the Notes outstanding shall be secured equally and rateably with, or prior to, such Indebtedness for so long as such Indebtedness shall be so secured and any

Notes outstanding unless, after giving effect to such Lien, the aggregate amount of secured Indebtedness of the Guarantor then outstanding (excluding Indebtedness secured solely by Permitted Liens) plus the value (as defined below) of all Sale-Leaseback Transactions then outstanding would not exceed 10% of the Guarantor’s Consolidated Net Worth.

For the purpose of this Section 5 the term “value” shall mean, with respect to a Sale-Leaseback Transaction, as of any particular time an amount equal to the greater of (i) the net proceeds of sale of the property leased pursuant to such Sale-Leaseback Transaction, or (ii) the fair value of such property at the time of entering into such Sale-Leaseback Transaction as determined by the board of directors of the Guarantor or the applicable subsidiary, in each case multiplied by a fraction of which the numerator is the number of full years of remaining term of the lease (without regard to renewal options) and the denominator is the number of full years of the full term of the lease (without regard to renewal options).

6.	Payments under the Guarantee shall be made in Swiss francs as determined in the written demand of the Principal Paying Agent to the Guarantor. The Guarantor undertakes to pay to the Principal Paying Agent in respect of the Notes on behalf of the Noteholders without costs to be borne by the Principal Paying Agent, without any restrictions, and whatever the circumstances may be, irrespective of nationality or domicile of the beneficiary of such payments and without requiring any affidavit or the fulfilment of any other formality, any sums due pursuant to the Guarantee in freely disposable Swiss francs.

The receipt by the Principal Paying Agent of funds in Swiss francs in Switzerland from the Guarantor shall release the Guarantor from its obligations under this Guarantee to the extent of the amounts received by the Principal Paying Agent.

Any transfer tax, which might possibly be imposed on the transfer of such funds to the Principal Paying Agent shall be borne by the Guarantor.

7.	The Guarantee shall give rise to a separate and independent cause of action of the Principal Paying Agent acting on behalf of the Noteholders against the Guarantor and shall apply irrespective of any indulgence granted to the Issuer by the Principal Paying Agent or any Noteholders from time to time and shall continue in full force and effect notwithstanding any judgment or order against the Issuer and/or the Guarantor.

8.	Notwithstanding any reference herein to the Notes and the Agreement, the Guarantor hereby acknowledges and agrees that this Guarantee and the Guarantor’s obligations under this Guarantee shall constitute separate, independent, primary and non accessory guarantee obligations of the Guarantor within the meaning of Article 111 CO and not a mere surety within the meaning of Articles 492 et seq. CO and will, in particular, not be affected or discharged by reason of any time or other indulgence granted by the Managers (as defined in the Terms of the Notes) or the Noteholders or the winding-up, insolvency or reorganisation of the Issuer. This Guarantee and the Guarantor’s obligations under this Guarantee shall in particular be independent from the legal validity and enforceability of the Noteholders’ claims under the Notes and the Guarantor hereby waives all rights of objection and defence arising from the Notes and the Agreement.

9.	The maximum amount of the Guarantee will be reduced by and to the extent of any payment received by the Principal Paying Agent on behalf of the Noteholders hereunder or from the Issuer under the Notes. The Guarantee shall remain in full force and effect as long as any amount payable under the Notes remains unpaid.

10.	The Guarantee is governed by and shall be construed in accordance with the substantive laws of Switzerland.

11.

Any dispute regarding the Guarantee shall be settled in accordance with Swiss law and falls within the exclusive jurisdiction of the ordinary courts of the Canton of Geneva, the place of jurisdiction being Geneva, with the right of appeal to the Swiss Federal Court of Justice in Lausanne, where the law permits, whose decision shall be final. The Guarantor hereby irrevocably submits for any such action or proceeding to the jurisdiction of the aforesaid courts. Only for that purpose and for the purpose of execution in Switzerland, the Guarantor elects legal and special domicile at the offices of BNP Paribas (Suisse) SA in Geneva, Switzerland, which has agreed forthwith to notify the Issuer of any communication received under this Section.

12.	Terms and expressions not otherwise defined in the Guarantee shall have the same meaning as defined in the Agreement and the Terms of the Notes.

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The Principal Paying Agent undertakes to call on the Guarantee and to claim from the Guarantor pursuant to the Guarantee any unpaid amount by the Issuer. Upon receipt, the Principal Paying Agent undertakes to forward such amount to the Noteholders, waiving all rights of set off with respect to such Noteholders. The Principal Paying Agent is, however, entitled to deduct from the received amount all costs and expenses related to the collection of said amount, including court fees and legal fees.

16.	GOVERNING LAW AND JURISDICTION

The Terms of the Notes, the Permanent Global Certificate, the Notes and the Guarantee and any individually certificated Notes (if such are printed) shall in every respect (including without limitation questions of form, content and interpretation) be subject to and governed by substantive Swiss law, it being understood that Articles 1157 et seqq. of the Swiss Federal Code of Obligations will not apply.

Any dispute which may arise between Noteholders and/or Couponholders on the one hand and the Issuer and/or the Guarantor on the other hand regarding the Terms of the Notes, the Permanent Global Certificate, the Notes or the Guarantee and/or any individually certificated Notes (if such are printed) shall be settled in accordance with Swiss law and fall within the exclusive jurisdiction of the ordinary courts of the Canton of Geneva, the place of jurisdiction being Geneva, with the right of appeal to the Swiss Federal Court of Justice in Lausanne, to the extent permitted by law, whose decision shall be final. Only for that purpose and for the purpose of execution in Switzerland, the Issuer elects legal and special domicile at the offices of BNPP in Geneva, Switzerland, which has agreed forthwith to notify the Issuer of any communication received under this Condition 16.

To the extent permitted by applicable law, the above-mentioned jurisdiction is also exclusively valid for the declaration of cancellation of Notes and Coupons.

The Issuer and/or the Guarantor shall be discharged by and to the extent of any payment made in respect of any Notes to a person recognized as a creditor by an enforceable judgment of a Swiss court or any court charged to adjudicate pursuant to the following paragraph.

The Noteholders and the Couponholders are also at liberty to enforce their rights against the Issuer and to take legal action against the Issuer before the competent courts of the Netherlands, or the country of domicile of the New Issuer or any other competent court or authority, in which case Swiss law shall be applicable as provided for in the first paragraph of this Condition 16.

17.	NOTEHOLDERS’ MEETING

(a)	The Noteholder Representative, the Issuer and/or the Guarantor may at any time convene a meeting of the Noteholders (a “Noteholders’ Meeting”).

The Noteholders who wish that a Noteholders’ Meeting should be convened and who represent at least 10 (ten) per cent. of the aggregate principal amount of the Notes then outstanding and who are entitled to participate and to vote in accordance with paragraphs (f) and (h) below may at any time require the Noteholder Representative to convene a Noteholders’ Meeting which shall convene such a meeting as soon as commercially possible upon receipt of such request.

(b)	The costs for such Noteholders’ Meeting shall be borne by the Issuer or, in the case the Issuer is prohibited by law to pay these costs, by the Noteholders convening such meeting (each of these Noteholders shall bear such costs in relation to its respective holding of Notes at the time of such Noteholders’ request to the Noteholder Representative to convene a Noteholders’ Meeting).

(c)	A Noteholders’ Meeting may consider any matter affecting the interests of the Noteholders (other than matters on which the Noteholder Representative has previously exercised its rights contained in Condition 9 above and Condition 18 below), including the declaration of the occurrence of an Event of Default or any modification of, or arrangement in respect of, the Terms of the Notes.

(d)	Notice convening a Noteholders’ Meeting shall be given at least 21 (twenty-one) days prior to the proposed date thereof. Such notice shall be given by way of one announcement in accordance with Condition 11 above, at the expense of the Issuer. It shall state generally the nature of the business to be transacted at such meeting. If an Extraordinary Resolution is being proposed, the wording of the proposed resolution or resolutions shall be indicated. The notice shall specify the day, hour and place of the meeting and also the formal requirements referred to in paragraph (f) below. The Issuer and the Noteholder Representative will make a copy of such notice available for inspection by the Noteholders during normal business hours at each of their respective head offices.

Notice of any resolution passed at a Noteholders’ Meeting will be published by the Noteholder Representative on behalf and at the expense of the Issuer in compliance with Condition 11 above not less than 10 (ten) days after the date of such Noteholders’ Meeting. Any failure to publish such notice shall not invalidate such resolution.

(e)	All Noteholders’ Meetings shall be held in Geneva, Switzerland. A chairman (the “Chairman”) shall be nominated by the Noteholder Representative in writing. If no person has been so nominated or if the nominated person shall not be present at the Noteholders’ Meeting within 30 (thirty) minutes after the time fixed for holding the meeting, the Noteholders present shall choose the Chairman.

The Chairman shall lead and preside over the Noteholders’ Meeting. One of the Chairman’s duties shall be to determine the presence of persons entitled to vote and to inquire if the necessary quorum (as set forth below) is present. He shall instruct the Noteholders as to the procedure of the Noteholders’ Meeting and the resolutions to be considered. He shall sign the minutes referred to in paragraph (l) below.

In the event that an equal number of votes are cast in favor of and opposing a resolution so that no majority is reached, the Chairman shall have a casting vote.

A declaration by the Chairman that a resolution has been passed or supported by a particular majority in accordance with paragraphs (g) and (i) below or lost or not supported by a particular majority in accordance with paragraphs (g) and (i) below shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

(f)	Each person who produces one or more Notes or a certificate by a bank in respect of such Note relating to that Noteholders’ Meeting is entitled to attend the Noteholders Meeting and to vote on the resolutions proposed at such Noteholders’ Meeting. Bank certificates shall be dated before the date of the Noteholders’ Meeting and confirm that the relevant Note(s) is (are) deposited with that bank and will remain deposited with it until and including the date of the Noteholders’ Meeting and that it has not issued any other such certificate with respect to such Note(s).

Couponholders are not entitled to attend or vote at Noteholders’ Meetings.

(g)	The presence quorum necessary in order to vote on resolutions proposed at a Noteholders’ Meeting shall be persons entitled under paragraph (f) above and (h) below holding or representing in the aggregate the following percentages (or more) of the aggregate principal amount of all outstanding Notes:

each Ordinary Resolution:	25 per cent.

each Extraordinary Resolution:	66 per cent.

The terms “Ordinary Resolution” and “Extraordinary Resolution” will be defined below.

If within 30 (thirty) minutes after the time appointed for any Noteholders’ Meeting a sufficient quorum is not present, the meeting shall, if convened upon the request of the Noteholders, be dissolved.

In any other case, the meeting shall stand adjourned for such period being not less than 14 (fourteen) days nor more than 28 (twenty-eight) days, and at such place, day and hour as may be designated by the Noteholder Representative. At such adjourned Noteholders’ Meeting, the quorum necessary in order to vote on resolutions proposed shall be persons entitled under paragraph (f) above and (h) below holding or representing in the aggregate the following percentages (or more) of the aggregate principal amount of all outstanding Notes:

Ordinary Resolution:	10 per cent.

Extraordinary Resolution:	33 per cent.

(h)	In case the relevant quorum for such adjourned Noteholders’ Meeting cannot be achieved, the provisions set out in paragraph (m) below shall be applicable. Noteholders’ voting rights shall be determined according to the principal amount of outstanding Notes held. Each CHF 5’000 principal amount gives right to one vote.

Notes held by or on behalf of the Issuer and/or the Guarantor or any other natural person or legal entity,

(a)	which directly or indirectly owns or controls more than 50 (fifty) per cent. of the equity share capital of the Issuer and/or the Guarantor, or

(b)	of which in the case of a legal entity more than 50 (fifty) per cent. of the equity share capital is directly or indirectly controlled by the Issuer and/or the Guarantor, or

(c)	where the Issuer and/or the Guarantor is in a position to exercise, directly or indirectly, control over the decisions or actions of such natural person or legal entity or representative thereof, irrespective of whether or not the latter is affiliated to the Issuer and/or the Guarantor, shall not be entitled to vote at such Noteholders’ Meeting.

(i)	A resolution shall be validly passed if approved by the following percentages (or more) of votes cast at a duly convened Noteholders’ Meeting held in accordance with this Condition 17:

each Ordinary Resolution:	51 per cent. of the quorum described in paragraph (g) above

each Extraordinary Resolution:	66 per cent. of the quorum described in paragraph (g) above.

Every proposal submitted to a Noteholders’ Meeting shall be decided upon a poll.

(j)	Any resolution which is not an Extraordinary Resolution in accordance with paragraph (k) below shall be deemed to be an ordinary resolution (each an “Ordinary Resolution”).

(k)	An extraordinary resolution shall be necessary to decide on the following matters at a Noteholders’ Meeting (each an “Extraordinary Resolution”):

•	to postpone the maturity beyond the Stated Maturity of the principal of any Note; or

•	to change the amount of principal payable on any Note; or

•	to change the date of interest payment on any Note; or

•	to change the rate of interest or the method of computation of interest on any Note; or

•	to change any provision for payment contained in the Terms of the Notes or the place or the currency of repayment of the principal of any Note or interest on any Note; or

•	to amend or modify or waive the whole or any parts of Conditions 3, 7, 9 above or paragraphs (f), (g), (h), (i) or (k) of this Condition 17; or

•	to create unequal treatment between Noteholders of the same class of an issue; or

•	to convert the Notes into equity; or

•	to change the choice of law and the jurisdiction clause contained in Condition 16 above.

The above mentioned list of issues for which an Extraordinary Resolution shall be necessary is exclusive.

(l)	Subject to paragraph (n) below, any resolution approved at a Noteholders’ Meeting held in accordance with this Condition 17 shall be conclusive and binding on the Issuer and the Guarantor and on all present and future Noteholders, whether present at such Noteholders’ Meeting or not, regardless if such Noteholders have approved such resolution, and on all the Couponholders.

Minutes of all resolutions and proceedings at a Noteholders’ Meeting shall be made and signed by the Chairman pursuant to paragraph (e) above.

(m)	If no Noteholder or an insufficient number of Noteholders shall attend a Noteholders’ Meeting (or adjourned Noteholders’ Meeting as the case may be), the right to decide on the early repayment of the Notes or any other measures to protect the interests of the Noteholders shall revert to the absolute discretion of the Noteholder Representative. Subject to paragraph (n) below, any such decision of the Noteholder Representative shall be final and binding upon the Issuer, the Noteholders and Couponholders. Notice of any such decision shall be published in accordance with Condition 11 above.

(n)	The Noteholders shall not be entitled to any improvement of their position vis-à-vis the Issuer or the Guarantor pursuant to a resolution approved at a Noteholders’ Meeting without prior written approval of the Issuer or, as the case may be, the Guarantor. Any resolution approved at a Noteholders’ Meeting as well as any resolution based on paragraph (m) above in the discretion of the Noteholder Representative which increases the obligations of the Issuer under the Terms of the Notes shall become effective only after written approval of the Issuer and the Guarantor.

18.	AMENDMENT TO THE TERMS OF THE NOTES

The Terms of the Notes may be amended from time to time by agreement between the Issuer, the Guarantor and the Noteholder Representative, acting on behalf of and with effect for all present and future Noteholders and Couponholders, provided that in the sole opinion of the Noteholder Representative such amendment is of a formal, minor or technical nature, is made to correct a manifest error or is not materially prejudicial to the interests of the Noteholders and/or the Couponholders. Notice of any such amendment shall be published as per Condition 11 above.

Any such amendment shall be binding on the Issuer, the Guarantor, the Noteholder Representative, the Principal Paying Agent and the Noteholders and Couponholders in accordance with its terms.

19.	ROLE OF BNPP

BNPP, Barclays, CS, HSBC, Merrill Lynch, and Mizuho are the Joint Lead Managers. BNPP will also act as Principal Paying Agent and Listing Agent of this Notes issue and will or may also act as Noteholder Representative, but only in the cases stated explicitly in these Terms of the Notes.

20.	SEVERABILITY

If at any time any one or more of the provisions of the Terms of the Notes is or becomes unlawful, invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

21.	DEFINITIONS

Capitalized terms used herein shall be defined as follows:

“Additional Amounts” has the meaning given to it in Condition 6.

“Agreement” has the meaning given to it in the Preamble.

“Bankruptcy Law” means any applicable act or statute (under any applicable law) relevant for debt collection and bankruptcy proceedings regarding the Issuer, the Guarantor or any relevant Person.

“Barclays” has the meaning given to it in the Preamble.

“BNPP” has the meaning given to it in the Preamble.

“Business Day” means a day on which commercial banks are open for domestic business and foreign exchange (including dealings in CHF) in Zurich.

“CHF” has the meaning given to it in the Preamble.

“Closing Date” has the meaning given to it in Condition 2.

“Condition” has the meaning given to it in the Preamble.

“Consolidated Net Worth” means the stockholders’ equity of the Guarantor and its consolidated subsidiaries, as shown on the audited consolidated balance sheet of the Guarantor’s latest annual report to stockholders, prepared in accordance with the applicable accounting standards.

“Couponholder” has the meaning given to it in Condition 1(b).

“Coupons” has the meaning given to it in Condition 1(b).

“Cross-Default” has the meaning given to it in Condition 9(iv).

“CS” has the meaning given to it in the Preamble.

“Currency” has the meaning given to it in Condition 4.

“Event of Default” has the meaning given to it in Condition 9.

“Extraordinary Resolution” has the meaning given to it in Condition 17(k).

“Guarantee” has the meaning given to it in Condition 15.

“Guarantor” has the meaning given to it in the Preamble.

“HSBC” has the meaning given to it in the Preamble.

“Indebtedness” means, with respect to any Person:

(1)	any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed by such Person in the ordinary course of business in connection with the obtaining of materials or services;

(2)	obligations under exchange rate contracts or interest rate protection agreements;

(3)	any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;

(4)	any liability of another Person of the type referred to in clause (1), (2) or (3) of this definition which has been assumed or guaranteed by such Person; and

(5)	any obligations described in clauses (1) through (3) of this definition secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person.

“Interest Payment Date” has the meaning given to it in Condition 2.

“Interest Period” has the meaning given to it in Condition 2.

“Intermediary” has the meaning given to it in Condition 1(c).

“Intermediated Securities” has the meaning given to it in Condition 1(c).

“Issuer” has the meaning given to it in the Preamble.

“Joint Lead Managers” has the meaning given to it in the Preamble.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under any applicable law.

“Managers” has the meaning given to it in the Preamble.

“Material Subsidiary” shall mean any subsidiary undertaking of the Guarantor included in the Guarantor’s consolidated financial statements (i) the assets of which constitute more than 25 per cent. of the Guarantor’s consolidated assets or revenues and (ii) where the Issuer and/or the Guarantor owns directly or indirectly more than 50 per cent. of the equity.

“Maturity Date” has the meaning given to it in Condition 3(a).

“Merrill Lynch” has the meaning given to it in the Preamble.

“Mizuho” has the meaning given to it in the Preamble.

“New Issuer” has the meaning given to it in Condition 10.

“Noteholder” has the meaning given to it in Condition 1(b).

“Noteholder Representative” has the meaning given to it in Condition 9.

“Noteholders’ Meeting” has the meaning given to it in Condition 17(a).

“Notes” has the meaning given to it in the Preamble.

“Ordinary Resolution” has the meaning given to it in Condition 17(j).

“Paying Agents” has the meaning given to it in Condition 4.

“Permanent Global Certificate” has the meaning given to it in Condition 1(b).

“Permitted Liens” means:

(1)	Liens existing on the Closing Date;

(2)	Liens on property created prior to, at the time of or within 120 (one-hundred-and-twenty) days after the date of acquisition, completion of construction or completion of improvement of such property to secure all or part of the cost of acquiring, constructing or improving all or any part of such property;

(3)	landlord’s, material men’s, carriers’, workmen’s, repairmen’s and other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith in appropriate proceedings;

(4)	Liens on property of any Person existing at the time such Person became or becomes a subsidiary of the Guarantor (provided that the Lien has not been created or assumed in contemplation of such Person becoming a subsidiary of the Guarantor);

(5)	Liens securing Indebtedness of a subsidiary to the Guarantor or to one or more of its subsidiaries; or

(6)	any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (1) to (5), inclusive, or the Indebtedness secured thereby; provided, however, that (i) the principal amount of Indebtedness secured thereby and not otherwise authorized by said clauses (1) to (5), inclusive, shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, substitution or replacement; and (ii) any such extension, renewal, substitution or replacement Lien shall be limited to the property covered by the Lien extended, renewed, substituted or replaced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Paying Agent” has the meaning given to it in Condition 4.

“Receiver” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Redemption” has the meaning given to it in Condition 3(a).

“Reopening” has the meaning given to it in Condition 1(a).

“Sale-Leaseback Transaction” means the sale or transfer by the Guarantor or any subsidiary of any property to a Person and the taking back by the Guarantor or any subsidiary, as the case may be, of a lease of such property.

“Shares” means:

(1)	in the case of a corporation, securities representing part of its equity capital;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of its equity capital;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“SIS” has the meaning given to it in Condition 1(c).

“SIX” has the meaning given to it in Condition 1(c).

“Special Redemption Date” has the meaning given to it in Condition 3(f).

“Stated Maturity” means the date specified in any Note as the fixed date for the payment of principal on such Note or on which an instalment of interest on such Note is due and payable.

“Tax Redemption Date” has the meaning given to it in Condition 3(b).

“Tax Redemption Notice” has the meaning given to it in Condition 3(b).

“Terms of the Notes” has the meaning given to it in the Preamble.